October 16, 2017

Dear Bob:

(1) This offer letter shall confirm our understanding regarding your continued employment with Urban Edge Properties (the “Company") and sets forth the terms and conditions of that employment.

(2) The Company hereby offers you full time continued employment as Chief Operating Officer and as an Executive Vice President with an annualized salary of $600,000, effective as of January 1, 2018 and to be paid bi-weekly. The target amount of your annual bonus will be 100% of your annualized salary payable entirely in cash. Any such bonus is subject to the annual approval of the Compensation Committee.

(3) The target amounts of your annual equity awards will remain the same as they are today ($350,000 of equity vesting ratably over three years and an allocation of whatever outperformance or long-term incentive plan that may be adopted). Any such award is subject to the annual approval of the Compensation Committee.

(4) If you retire after (i) providing the Company at least three months’ advance written notice of such retirement and (ii) actively assisting the Company during such notice period in transitioning your duties to a successor, then (x) all service-based conditions on your unvested equity awards will be fully vested, but all awards will remain subject to corporate performance-based vesting conditions, if any, and (y) for the year in which you retire, you will be paid a Pro Rata Bonus at the time bonuses are paid to similarly situated employees.

(5) If the Company terminates your employment other than for “Cause,” or you terminate your employment for “Good Reason,” and such termination occurs three months prior to or in connection with (and in each case subject to the consummation of), or within two years following a “Change in Control,” the Company shall pay you, or cause to be paid to you, a cash severance payment in an amount equal to (x) 2.5 times the sum of (i) your then-current base salary plus (ii) your then-current target annual bonus for that year, plus (y) a Pro Rata Bonus paid at the time bonuses are paid to similarly situated employees. For purposes of this letter, the terms “Cause,” “Good Reason” and “Change in Control” have the meanings set forth for such terms in the Restricted Stock Agreement between you and Company, dated as of February 24, 2017. As a condition to receiving the payments and other benefits pursuant to this paragraph, you must execute a separation and general release agreement in substantially the form typically used by the Company in connection with severance pay modified to reflect the terms of this letter. The lump sum payments set forth above shall be paid to you within 30 days after such release becomes effective; provided that if your date of termination occurs on or after November 1 of a given calendar year, such payment shall, subject to Section 12 hereof, be paid in January of the immediately following calendar year.

(6) “Pro Rata Bonus” will equal (A) following a termination resulting from a Change in Control, the greater of your target annual incentive bonus or the annual incentive bonus earned in the year of termination based on actual performance, or (B) following your retirement in accordance with Section 4 above, your annual incentive bonus earned in the year of retirement based on actual performance. In either case, the applicable amount will be multiplied by the number of days in the year up to and including your date of termination or retirement, as applicable, and divided by 365.

(7) During your employment with the Company you will be entitled to all of our then-current, customary employee benefits for employees at your level subject to plan eligibility requirements. The Company reserves the right to change or rescind its benefit plans and programs and to alter employee contribution levels in its discretion. Additionally, the Company will, within 30 days following receipt from you of written evidence of premiums paid by you for life, disability and/or similar insurance policies, reimburse you for the amount of such premiums in an amount not to exceed $30,000 in any calendar year.

(8) You are an exempt employee and report to the Chief Executive Officer. Although we hope and expect that your employment with us is mutually satisfactory, notwithstanding anything to the contrary herein, employment at the Company is “at will.” This term means that you may resign from the Company at any time with or without cause and the Company has the right to terminate this employment relationship with or without cause at any time. Neither this letter nor any other communication, either written or oral, should be construed as a contract of employment for a term.

(9) By executing this letter, you agree that, during the course of your employment and at all times thereafter, you shall not use or disclose, in whole or in part, any of the Company’s, its tenants’ or its customers’ trade secrets and confidential and proprietary information, including tenant, vendor, and customer lists and information, to any person, firm, corporation, or other entity for any reason or purpose whatsoever other than in the course of your employment with the Company or with the prior written permission of the Company.

(10) The parties shall use good faith efforts to resolve any controversy or claim arising out of, or relating to, this Agreement or the breach thereof first in accordance with the Company’s internal review procedures. This requirement shall not apply to any claim or dispute under or relating to Section (8) above. In such event, the Company may seek injunctive relief in a court of appropriate jurisdiction. If, despite good faith efforts, you and the Company are unable to resolve such controversy or claim through the Company’s internal review procedures, then such controversy or claim shall be resolved by arbitration in Manhattan, New York in accordance with the then applicable rules of the American Arbitration Association. Any judgment rendered by the arbitrator(s) may be entered in any court having jurisdiction therefore.

(11) This letter sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements (including the Employment Agreement dated as of January 14, 2015 between you and the Company (the “Previous Agreement”)), term sheets, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by or with any trustee, officer, employee or representative of any party hereto in respect of such subject matter. All prior agreements of the parties hereto in respect of the subject matter contained herein, including the Previous Agreement, are hereby terminated, cancelled and of no further force and effect as of the effective date of this letter, other than any equity agreements or any compensatory plan or program in which you are a participant as of the date hereof. The references in Section 4(b) to “12 months’ advance written notice of such retirement” in the Performance LTIP Unit Agreements dated as of November 6, 2015 and February 24, 2017 between you and the Company shall be replaced with “three months’ advance written notice of such retirement”.

(12) The validity, interpretation, construction and performance of this Agreement shall be governed by the law of the State of New York without regard to conflicts of law principles that would result in the application of the law of another jurisdiction.

(13) This letter is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be interpreted accordingly. Each payment made under this letter will be treated as a separate payment for purposes of Section 409A and in no event may you, directly or indirectly, designate the calendar year of payment. Notwithstanding any provision of this letter to the contrary, if necessary to comply with the restriction in Section 409A(a)(2)(B) concerning payments to “specified employees” (as defined in Section 409A), any payment on account of your separation from service that would otherwise be due hereunder within six months after such separation will nonetheless be delayed until the first business day of the seventh month following your date of termination and the first such payment shall include the cumulative amount of any payments that would have been paid prior to such date if not for such restriction. You acknowledge that any tax liability incurred by you under Section 409A is solely your responsibility.

(14) In the event that any payments or benefits otherwise payable to you (1) constitute “parachute payments” within the meaning of Section 280G of the Code and (2) but for this Section 14, would be subject to the excise tax imposed by Section 4999 of the Code, then such payments and benefits will be either (x) delivered in full, or (y) delivered in such lesser amount(s) as would result in no portion of such payments and benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999 of the Code (and any equivalent state or local excise taxes), results in the receipt by you on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such payments and benefits may be taxable under Section 4999 of the Code. Any reduction in payments and/or benefits required by this provision will occur in the following order: (1) reduction of cash payments; (2) reduction of vesting acceleration of equity awards; and (3) reduction of other benefits paid or provided to you. In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant for equity awards. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis.

Kindly sign your name below to signify your understanding and acceptance of the terms contained in this letter above.

Sincerely,

/s/ Jeffrey S. Olson
Jeffrey S. Olson
Chief Executive Officer

Agreed to and
Accepted by:

/s/ Robert Minutoli        Date: October 16, 2017
Robert Minutoli